Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated August 25, 2003)	Registration No. 333-107926

17,773,540 shares

Alcoa Inc.

Common Stock

This prospectus supplement relates to the offering for resale of up to 17,773,540 shares of Alcoa Inc. common stock, $1.00 par value per share, from time to time by the selling shareholders named below.

You should read this prospectus supplement together with the prospectus dated August 25, 2003, which is to be delivered with this prospectus supplement.

The following table provides updated information as of November 21, 2003 regarding the beneficial ownership of the shares of Alcoa common stock covered by the prospectus and replaces the table appearing under the caption “Selling Shareholders” beginning on page 11 of the prospectus. This information has been prepared based on information furnished to Alcoa by the Camargo Group. The selling shareholders named in the prospectus transferred their shares of Alcoa common stock and assigned their respective rights and obligations under the Principal Agreement and the Registration Rights Agreement to the selling shareholders named below, in connection with a restructuring of investments.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered
Guvia – Serviços de Consultoria LDA. (1)	10,366,471	(2)	10,366,471	(2)
Kadaré – Serviços de Consultoria LDA. (3)	7,407,069	(4)	7,407,069	(4)

(1)	Guvia – Serviços de Consultoria LDA. is a wholly owned subsidiary of Allpar S.à.r.l., which in turn is a wholly owned subsidiary of Construções e Comércio Camargo Corrêa S.A., which in turn is a wholly owned subsidiary of Camargo Corrêa S.A., which in turn is a wholly owned subsidiary of Participações Morro Vermelho S.A. Participações Morro Vermelho S.A. is owned, directly and indirectly, in equal proportions by three descendants of the founder of the Camargo Group.

(2)	Represents 1.2% of Alcoa’s outstanding common stock as of November 21, 2003.

(3)	Kadaré – Serviços de Consultoria LDA. is a wholly owned subsidiary of International Engineering Holding S.à.r.l., which in turn is a wholly owned subsidiary of Camargo Corrêa S.A., which in turn is a wholly owned subsidiary of Participações Morro Vermelho S.A. Participações Morro Vermelho S.A. is owned, directly and indirectly, in equal proportions by three descendants of the founder of the Camargo Group.

(4)	Represents 0.9% of Alcoa’s outstanding common stock as of November 21, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 2, 2003.